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                    November 7, 2023

       Matthew White
       Chief Financial Officer
       LINDE PLC
       10 Riverview Drive
       Danbury, Connecticut 06810

                                                        Re: LINDE PLC
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            File No. 001-38730

       Dear Matthew White:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Industrial Applications and

                    Services